Exhibit 10.12

Summary of Non-Employee Director Compensation Program
The Board of Directors (the “Board”) of Concert Pharmaceuticals, Inc. (the “Company”) has approved the following non-employee director compensation program.
Each non-employee director will receive a cash retainer for service on the Board and for service on each committee of which the director is a member. The Chairman of the Board and the chair of each committee will receive higher retainers for such service. These fees are payable quarterly in arrears. The fees paid to non-employee directors for service on the Board and for service on each committee of the Board of which the director is a member are as follows:

	Member Annual Retainer	Chair Annual Retainer
Board of Directors	40,000	70,000
Audit Committee	10,000	20,000
Compensation Committee	7,500	15,000
Nominating and Corporate Governance Committee	5,000	10,000
Non-employee directors may elect to receive all or a portion of their cash retainer in the form of a stock option award. The number of shares subject to the option will be calculated using the fair value of a share of the Company’s common stock on the date of grant. Each of these options will vest in equal quarterly installments over a one-year period measured from the date of grant, or, if earlier, will vest in full on the date of the Company’s annual meeting of stockholders held in the year following the date of grant, subject to the director’s continued service as a director.
In addition, each new non-employee director elected to the Board will receive an option to purchase 25,000 shares of the Company’s common stock. Each of these options will vest in equal quarterly installments over a three-year period measured from the date of grant, subject to the director’s continued service as a director, and will become exercisable in full upon a change in control of the Company. Further, on the date of the first Board meeting held after each annual meeting of stockholders, each non-employee director that has served on the Board for at least six months will receive an option to purchase 10,000 shares of the Company’s common stock. Each of these options will vest in equal quarterly installments over a one-year period measured from the date of grant, subject to the director’s continued service as a director, and will become exercisable in full upon a change in control of the Company.
The exercise price of all options granted to non-employee directors will equal the closing market price of the Company’s common stock on the date of grant.
The Company will also reimburse non-employee directors for reasonable travel and out-of-pocket expenses incurred in connection with attending Board and committee meetings.